Exhibit 99.1

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
October 28, 2011	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Reports Third Quarter Net Income of $10.3 million;

Declares Quarterly Cash Dividend

COLUMBIA, S.C.—October 28, 2011—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for SCBT, National Association, today released its unaudited results of operations and other financial information for the three month and nine month periods ended September 30, 2011.  Highlights of the third quarter 2011 include the following:

•                  Net income of $10.3 million, up $8.5 million year over year; diluted earnings per share of $0.74 compared to $0.14 a year ago

•                  Completed the BankMeridian acquisition which resulted in an after-tax gain of $6.8 million, or $0.49 per diluted earnings per share

•                  Organic loan growth, excluding acquired loans, of $203.3 million; 9.0% increase from the 3rd quarter of 2010

•                  Core deposit growth, excluding CDs and the Habersham Bank (HB) and BankMeridian (BM) acquisitions, of $312.3 million; 17.3% increase from 3rd quarter 2010

•                  Return on average tangible equity was 13.8%, up from 3.2% one year ago

•                  Non-acquired allowance for loan losses:  $49.1 million, or 2.00% of total non-acquired loans; provision expense exceeded net charge-offs by $1.0 million

•                  Legacy net charge-offs --- decreased to 1.16% annualized for the quarter, excluding acquired loans, compared to 1.74% for the 3rd quarter 2010;

•                  Non-performing Assets (NPAs):  2.44% of total assets; 3.87% of loans and repossessed assets, excluding acquired assets

Quarterly Cash Dividend

The Board of Directors of SCBT has declared a quarterly cash dividend of $0.17 per share payable on its common stock.  This per share amount is equal to the dividend paid in the immediately preceding quarter and will be payable on November 25, 2011 to shareholders of record as of November 18, 2011.

Third Quarter 2011 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income of $10.3 million, or $0.74 per diluted share for the three months ended September 30, 2011 compared to consolidated net income of $1.8 million, or $0.14 per diluted share for the third quarter of 2010.  This $8.5 million increase was the net result of the following items:

•                  Improved net interest income of $9.7 million due primarily to the improved yields of acquired loans and reduced interest expense in both deposits and other borrowings;

•                  Improved provision for loan losses which decreased by $2.2 million over the comparable quarter for the non-acquired loan portfolio;

•                  Increase in non-interest income of $9.0 million, due primarily to the $11.0 pre-tax gain from the BM acquisition, offset by the negative accretion on the CBT indemnification asset.  All other categories of non-interest income improved nicely; offset by

•                  Increase in non-interest expenses of $7.2 million, with $423,000 of this from the addition of BM; $2.1 million increase in salaries and benefits; $2.3 million increase related to OREO and loan related expenses; $1.1 million increase in other expenses; $1.0 million increase in merger related expenses; and $694,000 increase in information services expense; offset by a $495,000 decline in FDIC assessment and other regulatory charges.

“I am pleased with our third quarter 2011 results, in particular, our 13.83% return on tangible equity and $0.74 earnings per share.  We also continue to move market share with both solid deposit and loan growth.  Our mortgage business expanded significantly in the third quarter as refinancing activity accelerated, which resulted in a $1.2 million increase in mortgage banking income from second quarter,” said Robert R. Hill, Jr., president and CEO.  “We closed our third FDIC-assisted transaction and second this year with the addition of BankMeridian on July 29.  Our expense reduction plans are taking effect and are having a positive impact.  We did see solid improvement in the level of past due loans and a continued steady decline in classified assets.  Our 30-89 day past due levels are the lowest they have been since 2007.  We still have work to do with our NPA levels, which have remained relatively flat.  During the quarter, we wrote down three large OREO properties on the coast of South Carolina, which impacted us $2.4 million.  We are pleased to see reductions in construction and development loan balances, down 26% this quarter and 19% for the year.  Organic loan growth and taking advantage of the turbulent market has been a strength of ours during the downturn, and that continued this quarter.  Our team grew our loan portfolio by $56.0 million, or 9.3% annualized.  We will work in the fourth quarter to implement the branch consolidation plan we rolled out during the third quarter, achieve the cost saves from the BankMeridian integration, and further enhance our pre-tax, pre-provision earnings and net income.”

FDIC-Assisted Acquisition — BankMeridian

During the third quarter of 2011, SCBT entered into a whole bank with loss-share purchase and assumption agreement (“LSA”) with the FDIC to purchase certain assets and assume the deposits (excluding brokered deposits) and certain liabilities of BM.  The Company acquired assets with a fair value of approximately $215.7 million, including $95.0 million in loans, $35.4 million in investment securities and assumed liabilities with a fair value of approximately $222.2 million, including $200.6 million of deposits.  In addition, the Company received cash from the FDIC totaling approximately $17.1 million, which included the negative bid of $30.8 million.

Since acquisition, deposits and funding sources have been intentionally reduced by approximately $135.0 million from BM, including $20.0 million in FHLB advances and deposit runoff of more than $115.0 million.

In connection with the BM acquisition, SCBT also entered into loss sharing agreements with the FDIC.  Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse SCBT for losses with respect to certain loans and foreclosed real estate purchased (“covered assets” or “covered loans”), begins with the first dollar of loss incurred.  The FDIC has agreed to reimburse SCBT for 80% of the losses incurred.  Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage of 80% at the time of recovery.

All assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition, July 29, 2011.  These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available.  The Company and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Company.  In terms of banking offices, three locations were assumed, and one has been consolidated in Columbia, and the other two will remain banking offices, with the legacy SCBT locations being consolidated into them in November.

“We were very pleased to win the bid of BankMeridian during the third quarter through an FDIC-assisted transaction and the recognition of a pre-tax gain of $11.0 million,” said John C. Pollok, COO.  “With the overlap in our existing South Carolina footprint, we have been able to quickly realize 75% cost saves from the second quarter 2011 expense base of BankMeridian.  These cost saves, along with significant deposit runoff and paying off acquired FHLB advances, have allowed the BankMeridian acquisition to be immediately accretive to operating earnings.  We plan to fully integrate BankMeridian onto the SCBT operating platform during the first weekend in November, with no increase in our branch count.”

Loans and Deposits

The Company’s total loans increased 9.6%, or $252.0 million, since the third quarter of 2010, driven primarily by increases in both commercial and consumer owner-occupied categories.  Acquired loans increased by $48.8 million from the third quarter of 2010 and by $50.6 million from the second quarter of 2011, due to the BM acquisition during the third quarter of 2011.  Acquired loans were $418.0 million at the end of the quarter.  The following non-acquired loan portfolios increased:  (1) commercial owner-occupied by $172.6 million, or 31.6%; (2) consumer owner-occupied loans by $79.3 million, or 25.2%; (3) consumer non real estate by $23.3 million, or 37.8%; (4) other income producing property by $14.5 million, or 11.3%; and (5) commercial and industrial loans by $12.7 million, or 6.2% and (6) home equity loans by $7.7 million, or 3.0%.   Offsetting these increases was a reduction in (1) construction and land development loans by $86.2 million, or 21.4%; and (2) commercial non-owner occupied by $17.4 million, of 5.4%.  Total non-acquired loans outstanding were $2.5 billion at September 30, 2011, compared to $2.3 billion at September 30, 2010.  The balance of mortgage loans held for sale decreased $3.7 million from September 30, 2010, and increased $27.9 million from June 30, 2011 to $45.9 million at September 30, 2011.  During the third quarter of 2011, mortgage loans held for sale increased as refinancing activities dramatically increased.

Total deposits increased in all categories, except certificates of deposit, compared to the third quarter of 2010 by an overall $267.5 million, or 8.9%, primarily due to the FDIC-assisted acquisition of HB and BM which accounted for $304.7 million of this increase.  Without the impact of these acquisitions, total deposits declined by $37.2 million due to the large decline in time deposits of $349.5 million over the past year.  Total deposits increased by $81.8 million, or 10.9% annualized, from the end of the second quarter of 2011.  Core deposits (excluding all certificates of deposit) increased $144.6 million, or 33.4% annualized compared to the second quarter of 2011 and increased by $496.8 million, or 27.5% compared to the third quarter of 2010.  The following increases in total deposit categories accounted for the $81.8 million increase from the linked quarter:  (1) demand deposit accounts by $55.8 million or 37.3% annualized; (2) money market accounts by $64.5 million, or 32.9% annualized; (3) NOW accounts by $18.9 million or 14.5% annualized; and (4) Savings accounts by $5.4 million, or 8.4% annualized.  Offsetting these increases was a decrease in CDs by a total of $62.7 million.  Core deposits, excluding the HB and BM acquisition, increased by $115.3 million, or 23.0% annualized, in all core deposit categories. Time deposits continue to decline as expected, by $84.4 million during the 3rd quarter (without the impact of the acquisitions), as the Company continues to monitor and adjust rates paid on all deposit products as part of its strategy to manage its net interest margin.  Total deposits outstanding at the end of the third quarter of 2011 were $3.3 billion, compared to $3.2 billion at the end of the second quarter 2011 and compared to $3.0 billion at the end of the third quarter of 2010.

Asset Quality

Annualized net charge-offs within the non-acquired loan portfolio increased to 1.16% from 0.71% experienced in the second quarter of 2011, and decreased from 1.74% experienced in the third quarter of 2010.  During the third quarter, non-performing assets (NPAs) as a percentage of non-acquired loans and repossessed assets increased to 3.87% compared to 3.80% one year ago and slightly increased from 3.86% for the second quarter of 2011.  NPAs, excluding acquired assets to total assets at September 30, 2011 were 2.44%, compared to 2.39% at the end of the third quarter in 2010 and 2.44% at the end of the second quarter 2011.  The level of NPAs, excluding acquired assets, continues to reflect pressure within the real estate market primarily in the coastal markets of Beaufort and the Grand Strand.  Other real estate owned (“OREO”) decreased by $2.2 million from the 2nd quarter of 2011 and increased by $7.0 million from the third quarter of 2010, excluding covered OREO.  During the third quarter, the Company wrote down three large coastal properties in South Carolina by a total of $2.4 million.  Non-performing loans (including accruing loans past due 90 days or more) increased $4.6 million from the second quarter of 2011, excluding acquired loans, and increased by $2.6 million from the end of the third quarter in 2010.  Non-acquired loans 30-89 days past due decreased $3.1 million from the second quarter of 2011, and decreased $4.5 million from the third quarter of 2010, or 34.9% to $8.4 million.

At September 30, 2011, nonperforming loans, excluding acquired loans, totaled $73.4 million, representing 2.98% of period-end loans, non-acquired.  The allowance for loan losses, excluding acquired loans, at September 30, 2011 was $49.1 million and represented 2.00% of total period-end loans, excluding acquired loans.  The current allowance for loan losses provides .67 times coverage of period-end nonperforming loans, excluding acquired loans, down from the second quarter 2011 level of .70 times coverage.  In the third quarter, net charge-offs were $7.2 million, or an annualized 1.16% of average loans, excluding acquired loans, compared to $9.8 million, or 1.74% in the same period of 2010 and $4.2 million, or .71% in the 2nd quarter.  The provision for loan losses, excluding any provision for loan losses related to acquired loans; was $8.1 million for the third quarter of 2011 compared to $10.3 million for the comparable quarter one year ago, and $4.2 million in the second quarter of 2011.

The allowance for loan losses related to acquired loans decreased by $1.6 million for the quarter.  Acquired loans had charge offs on pools with Day 2 allowance totaling $5.9 million, partially offset by a $4.3 million increase in the acquired ALLL (see the discussion under “Accounting for Acquired Loans.”)  The ending balance of the acquired allowance for loan losses at September 30, 2011 was $12.1 million compared to $13.7 million at June 30, 2011.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $40.7 million for the third quarter of 2011, up 31.2% from $31.0 million in the comparable period last year.  Taxable-equivalent net interest margin increased 95 basis points from the third quarter of 2010 and increased 26 basis points from the second quarter of 2011 to 4.93%.  During the third quarter of 2011, SCBT benefited from continued improvement in cash flows and accretable yield related to the CBT acquired loan portfolio from the first quarter of 2011, and continues to lower funding cost by reducing rates on time deposits.  The improved yield on acquired loans was substantially offset by the negative accretion on the indemnification asset recognized in noninterest income, from reduced cash flows under the LSA. SCBT’s yield on acquired loans improved to 11.71% from 11.17% in the linked quarter primarily due to better cash flows during the quarter for certain loan categories (pools).  The effect (reduction) on net interest margin of the excess liquidity position was estimated to be 6 basis points for the third quarter and 29 basis points for the second quarter of 2011.

The Company’s average yield on interest-earning assets increased 46 basis points, while the average rate on interest-bearing liabilities decreased 52 basis points from the third quarter of 2010.  During the third quarter of 2011, the Company’s average total assets increased by $279.6 million to $3.9 billion, a 7.6% increase over the third quarter of 2010.  The increase reflected a $209.5 million increase in average total loans to $2.9 billion from the third quarter of 2010, the result of the FDIC-assisted acquisition of HB during the first quarter, BM during the third quarter and solid organic loan growth for a full year.  The increase in loan volume at current market rates decreased the average yield on loans by 46 basis points compared to the third quarter of 2010.  Average investment securities were $304.6 million at September 30, 2011, a 7.8% increase from the $282.6 million balance at the end of the third quarter of 2010.  The increase from the average balance at June 30, 2011 of $236.8 million was due to the acquisition of a net amount of $63.0 million in securities during the quarter and the securities purchased in the BM transaction totaling $35.4 million.  The growth in average total assets was supported by growth in average total deposits of $258.7 million, an increase of 8.6% from the third quarter of 2010, which has come from the FDIC-assisted acquisition of HB and BM, and strong core deposit growth throughout SCBT.

Noninterest Income and Expense

Noninterest income was $20.8 million for the third quarter of 2011 compared to $11.8 million for the third quarter of 2010, an increase of $9.0 million, or 75.8%, due primarily to the $11.0 million gain from the acquisition of BM, which was partially offset by negative accretion on the indemnification asset.  The negative accretion was the result of the reduced expected cash flows of this asset related to certain pools of CBT acquired loans which had improved estimated cash flows during the first and second quarters of 2011.

Other increases in noninterest income include increased service charges on deposit accounts of $367,000, or 6.5%; increased trust and investment service income of $254,000, or 21.2%; increased bankcard services of $583,000, or 24.3%; and increased mortgage banking income of $407,000, or 21.0%.

Compared to the second quarter of 2011, noninterest income, excluding the gain from the BM acquisition, was up by $1.1 million, driven primarily by mortgage banking income, up $1.2 million from an extremely active mortgage pipeline and activity in the secondary market.  Service charges on deposit accounts were up $435,000 compared to the prior quarter.  Offsetting these two increases were declines in Bankcard services income, accretion on the indemnification asset, securities gains (losses), and trust and investment services.

Noninterest expense was $37.2 million in the third quarter of 2011, a 24.1% or $7.2 million increase from $29.9 million in the third quarter of 2010.  This increase includes the expenses from the HB acquisition, which occurred in the first quarter, and expenses from the BM acquisition which totals $423,000.  Merger-related costs also increased by $1.0 million.  In addition, OREO and loan related expenses increased $2.3 million compared to the third quarter of 2010 from $1.9 million.  This increase was the result of three large write downs of OREO which totaled $2.4 million.  Salaries and benefits increased $2.1 million from the third quarter of 2010; information services expense increased by $694,000; and net occupancy expense increased by $397,000.  FDIC assessment and other regulatory charges decreased by $495,000 due to the change in methodology for how assessments are calculated.

Compared to the second quarter of 2011, noninterest expense increased by approximately $2.1 million; with $423,000 of this increase from the addition of BM, $1.3 million increase in OREO and loan related expenses and $1.0 million increase in merger related expenses.  These increases were offset by a $400,000 reduction in FDIC assessment and other regulatory charges.

Selected Ratios and Capital

The Company’s annualized return on average assets (ROAA) for the third quarter increased to 1.04% compared to 0.19% for the third quarter of 2010, and increased from 0.50% for the second quarter of 2011.  Total average shareholders’ equity at September 30, 2011 was $380.9 million, an increase of $11.9 million, or 3.2% from June 30, 2011.  This increase was primarily the result of the gain from the acquisition of BM and bank earnings during the quarter.  Annualized return on average equity (ROAE) for the quarter was 10.76%, up from 2.11% for the third quarter of 2010.  Annualized return on average tangible equity (ROATE) for the third quarter increased to 13.83% from 3.15% for the comparable period in the prior year, and increased from 7.16% in the second quarter of 2011.

The Company’s book value per share and tangible book value per share increased from June 30, 2011 by $0.73 per share to $27.26 and $21.91 per share, respectively.

The total risk-based capital ratio improved by 4 basis points from the second quarter of 2011, due primarily to the increase in total risk-based capital from quarterly earnings, including the gain from the acquisition of BM.  Legacy loan growth (primarily risk-weighted at 100%) increased total risk weighted assets during the quarter and the acquired loan portfolio (primarily risk-weighted at 20%) increased with the addition of BM.  The Tier 1 leverage ratio increased by 22 basis points for the quarter.  The Company’s capital positions remain “well-capitalized” by all measures at September 30, 2011.

Accounting for Acquired Loans

The Company performs ongoing assessments of the estimated cash flows of its acquired loan portfolios.  Increases in cash flow expectations result in a favorable adjustment to interest income over the remaining life of the related loans, and decreases in cash flow expectations result in an immediate recognition of a provision for loans losses, in both cases, net of any adjustments to the receivable from the FDIC for loss sharing.  These ongoing assessments of the acquired CBT loan portfolio have resulted in a positive impact to interest income from a reduction in expected credit losses, which has been largely offset by a charge to noninterest income for the impact of reduced cash flows from the FDIC under the loss share agreement during the first quarter of 2011.  During the third quarter of 2011, the Company assessed the estimated cash flows and determined the following impact to the acquired loan portfolio and related impact on the indemnification asset:

•                  The review of the performance of the loan pools during the third quarter resulted in an increase in the overall loss expectation for three pools by $4.3 million; which resulted in a net provision for loan losses for the quarter of $216,000 (net of the FDIC reimbursement of 95%); and

•                  There was no significant increase in performance of any of the pools during the quarter.

As of September 30, 2011, the Company has not made any changes to the estimated cash flow assumptions or expected losses for the acquired HB assets or BM assets.

FDIC-Assisted Acquisition — Habersham Bank

During the first quarter of 2011, SCBT entered into a whole bank with loss-share purchase and assumption agreement (“LSA”) with the FDIC to purchase certain assets and assume the deposits (excluding brokered deposits) and certain liabilities of HB.  The Company acquired assets with a fair value of approximately $328.6 million, including $127.5 million in loans, and assumed liabilities with a fair value of approximately $381.5 million, including $340.6 million of deposits.  In addition, the Company received cash from the FDIC totaling approximately $59.4 million, which included the negative bid of $38.3 million.

In connection with the HB acquisition, SCBT also entered into loss sharing agreements with the FDIC.  This agreement is substantially the same as the terms outlined above in the BM acquisition.

All assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition, February 18, 2011.  These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available.  During the quarter, the Company continued to gather information regarding the initial fair value estimates of the assets and liabilities acquired, but have identified no material adjustments as of September 30, 2011.

***************

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina; NCBT, a division of SCBT, N.A., Community Bank & Trust, a division of SCBT, N.A; and BankMeridian, a division of SCBT, N.A.  Providing financial services for over 75 years, SCBT Financial Corporation operates 74 locations in 17 South Carolina counties, 10 northeast Georgia counties, and Mecklenburg County in North Carolina.  SCBT Financial Corporation has assets of approximately $3.9 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

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SCBT Financial Corporation will hold a conference call on October 28th at 11 a.m. Eastern Time where management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 866-501-6246.  The number for international participants is 914-495-8523.  The conference ID number is 99746752.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SCBTonline.com.  A replay will be available beginning October 28th by 2:00 pm Eastern Time until 11:59 p.m. on November 11th.  To listen to the replay, dial 855-859-2056 or 404-537-3406.  The passcode is 99746752.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of Habersham and BankMeridian, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						Third
	Three Months Ended					Quarter	Nine Months Ended		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2011 - 2010	September 30,		2011 - 2010
EARNINGS SUMMARY (non tax equivalent)	2011	2011	2011	2010	2010	% Change	2011	2010	% Change
Interest income	$45,307	$43,331	$39,255	$39,789	$39,249	15.4%	$127,893	$115,565	10.7%
Interest expense	4,627	5,330	6,409	7,974	8,238	-43.8%	16,366	24,763	-33.9%
Net interest income	40,680	38,001	32,846	31,815	31,011	31.2%	111,527	90,802	22.8%
Provision for loan losses (1)	8,323	4,215	10,641	10,667	10,328	-19.4%	23,179	43,615	-46.9%
Noninterest income	20,791	8,792	15,873	13,256	11,830	75.7%	45,456	124,478	-63.5%
Noninterest expense	37,158	35,048	34,224	33,746	29,932	24.1%	106,430	91,496	16.3%
Income before provision for income taxes	15,990	7,530	3,854	658	2,581	519.5%	27,374	80,169	-65.9%
Provision for income taxes	5,658	2,612	1,338	99	794	612.6%	9,608	28,846	-66.7%
Net income	$10,332	$4,918	$2,516	$559	$1,787	478.2%	$17,766	$51,323	-65.4%

Basic weighted-average common shares	13,818,012	13,805,428	13,184,572	12,632,368	12,620,162	9.5%	13,612,811	12,608,578	8.0%
Diluted weighted-average common shares	13,883,897	13,885,921	13,272,765	12,727,590	12,710,966	9.2%	13,688,574	12,714,872	7.7%

Earnings per share - Basic	$0.75	$0.36	$0.19	$0.04	$0.14	435.7%	$1.30	$4.07	-68.1%
Earnings per share - Diluted	0.74	0.35	0.19	0.04	0.14	428.6%	1.28	4.04	-68.3%

Cash dividends declared per share	$0.17	$0.17	$0.17	$0.17	$0.17	0.0%	$0.51	$0.51	0.0%
Dividend payout ratio (2)	48.39%	94.45%	424.00%	121.60%	378.10%	-87.2%	89.20%	12.75%	599.6%

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$10,332	$4,918	$2,516	$559	$1,787	478.2%	$17,766	$51,323	-65.4%
Gains on acquisitions, net of tax	(6,806)	—	(3,420)	—	—		(10,226)	(62,452)
Other-than-temporary impairment (OTTI), net of tax	—	—	—	—	331	-100.0%	—	4,448	-100.0%
Merger-related expense, net of tax	1,102	390	398	56	392		1,890	3,678
Termination of group insurance	—	—	—	893	—		—	—
FHLB advances prepayment penalty, net of tax	—	—	—	—	—		—	2,031
Net operating earnings (loss) (non-GAAP)	$4,628	$5,308	$(506)	$1,508	$2,510	84.4%	$9,430	$(972)	-1070.2%

Operating earnings (loss) per share - Basic	$0.33	$0.38	$(0.04)	$0.12	$0.20	65.0%	$0.67	$(0.08)	-937.5%
Operating earnings (loss) per share - Diluted	0.33	0.38	(0.04)	0.12	0.20	65.0%	0.67	(0.08)	-937.5%

						Third
	AVERAGE for Quarter Ended					Quarter	AVERAGE for Nine Months		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2011 - 2010	September 30,	September 30,	2011 - 2010
BALANCE SHEET HIGHLIGHTS	2011	2011	2011	2010	2010	% Change	2011	2010	% Change
Loans held for sale	$21,331	$13,385	$19,271	$45,507	$33,422	-36.2%	$18,003	$21,027	-14.4%
Acquired loans	411,964	391,805	355,995	345,335	405,315	1.6%	387,797	378,773	2.4%
Non-acquired loans	2,444,185	2,366,905	2,310,586	2,271,470	2,241,376	9.0%	2,374,381	2,208,533	7.5%
Total loans (1)	2,856,149	2,758,710	2,666,581	2,616,805	2,646,691	7.9%	2,762,178	2,587,306	6.8%
FDIC receivable for loss share agreements	304,089	290,768	237,681	227,512	267,126	13.8%	281,622	243,402	15.7%
Total investment securities	304,642	236,798	247,984	252,016	282,622	7.8%	263,458	290,017	-9.2%
Intangible assets	74,960	75,106	73,064	72,813	73,247	2.3%	74,366	72,732	2.2%
Earning assets	3,304,804	3,298,395	3,225,498	3,132,763	3,127,260	5.7%	3,273,212	3,092,306	5.9%
Total assets	3,935,427	3,936,572	3,797,529	3,657,070	3,655,798	7.6%	3,889,735	3,604,285	7.9%
Noninterest-bearing deposits	636,883	610,109	539,313	494,521	473,807	34.4%	595,798	455,984	30.7%
Interest-bearing deposits	2,641,606	2,658,638	2,611,206	2,549,046	2,545,935	3.8%	2,637,294	2,468,640	6.8%
Total deposits	3,278,489	3,268,747	3,150,519	3,043,567	3,019,742	8.6%	3,233,092	2,924,624	10.5%
Federal funds purchased and repurchase agreements	195,777	224,163	226,519	193,167	204,333	-4.2%	215,379	221,149	-2.6%
Other borrowings	47,272	46,379	48,848	56,768	62,308	-24.1%	47,396	90,265	-47.5%
Shareholders’ equity	380,933	369,019	347,176	334,676	336,015	13.4%	365,799	336,250	8.8%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						Third
	ENDING Balance					Quarter
	September 30,	June 30,	March 31,	December 31,	September 30,	2011 - 2010
BALANCE SHEET HIGHLIGHTS	2011	2011	2011	2010	2010	% Change
Loans held for sale	$45,870	$17,956	$10,755	$42,704	$49,586	-7.5%
Acquired loans	418,045	367,491	417,796	321,038	369,272	13.2%
Non-acquired loans	2,461,613	2,405,613	2,348,309	2,296,200	2,258,353	9.0%
Total loans (1)	2,879,658	2,773,104	2,766,105	2,617,238	2,627,625	9.6%
FDIC receivable for loss share agreements	274,658	299,200	303,795	212,103	267,486	2.7%
Total investment securities	321,047	249,483	233,207	237,912	268,194	19.7%
Intangible assets	74,949	74,915	75,421	72,605	73,037	2.6%
Allowance for loan losses (1)	(61,233)	(61,875)	(73,997)	(47,512)	(46,657)	31.2%
Premises and equipment	90,020	90,529	87,326	87,381	86,396	4.2%
Total assets	3,935,518	3,839,935	3,962,866	3,594,791	3,612,864	8.9%
Noninterest-bearing deposits	653,923	598,112	606,135	484,838	472,753	38.3%
Interest-bearing deposits	2,633,729	2,607,716	2,713,415	2,519,310	2,547,393	3.4%
Total deposits	3,287,652	3,205,828	3,319,550	3,004,148	3,020,146	8.9%
Federal funds purchased and repurchase agreements	184,403	187,550	206,560	191,017	163,905	12.5%
Other borrowings	46,955	46,275	46,587	46,978	62,183	-24.5%
Total liabilities	3,553,796	3,468,830	3,596,816	3,264,834	3,277,669	8.4%
Shareholders’ equity	381,722	371,105	366,050	329,957	335,195	13.9%

Common shares issued and outstanding	14,004,372	13,987,686	13,958,824	12,793,823	12,779,463	9.6%

						Third
						Quarter
	September 30,	June 30,	March 31,	December 31,	September 30,	2011 - 2010
NONPERFORMING ASSETS (ENDING BALANCE)	2011	2011	2011	2010	2010	% Change
Non-acquired
Non-acquired nonaccrual loans	$61,163	$57,806	$58,870	$62,661	$66,964	-8.7%
Restructured loans	11,698	10,880	11,168	6,365	3,479
Other real estate owned (“OREO”) not covered under FDIC loss share agreements	22,686	24,900	19,816	17,264	15,657	44.9%
Accruing loans past due 90 days or more	495	94	339	118	319	55.3%
Other nonperforming assets	24	50	575	50	13	84.6%
Total non-acquired nonperforming assets	96,066	93,730	90,768	86,458	86,431	11.1%
Acquired
Acquired nonaccrual loans	—	—	—	—	—
OREO covered under FDIC loss share agreements	79,739	74,591	77,286	69,317	47,365	68.4%
Acquired accruing loans past due 90 days or more	—	—	—	—	—
Other nonperforming assets	347	408	308	19	9
Total acquired nonperforming assets	80,086	74,999	77,594	69,336	47,374	69.1%
Total nonperforming assets	$176,152	$168,729	$168,362	$155,794	$133,805	31.6%

Excluding Acquired Assets
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	3.87%	3.86%	3.83%	3.74%	3.80%
Total nonperforming assets as a percentage of total assets (5)	2.44%	2.44%	2.29%	2.41%	2.39%
NPLs as a percentage of period end non-acquired loans	2.98%	2.86%	3.00%	3.01%	3.13%
Non-acquired loans 30-89 Day Past Due	$8,371	$11,451	$12,368	$12,939	$12,857	-34.9%
Including Acquired Assets
Total nonperforming assets as a percentage of total loans and repossessed assets (1) (4)	5.91%	5.87%	5.88%	5.76%	4.97%
Total nonperforming assets as a percentage of total assets	4.48%	4.39%	4.25%	4.33%	3.70%
NPLs as a percentage of period end loans	2.55%	2.48%	2.54%	2.64%	2.69%

CLASSIFIED ASSETS (ENDING BALANCE) (11)
Classified loans	$157,569	$163,856	$166,722	$171,831	$180,549	-12.7%
OREO and other nonperforming assets	22,710	24,950	20,391	17,314	15,670	44.9%
Classified securities	—	—	—	—	3,026	-100.0%
Total classified assets	$180,279	$188,806	$187,113	$189,145	$199,245	-9.5%

Tier 1 capital and non-acquired allowance for loan losses	$398,231	$388,659	$384,706	$351,628	$351,184	13.4%
Classified assets as a percentage of Tier 1 capital and non-acquired allowance for loan losses	45.27%	48.58%	48.64%	53.79%	56.74%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Third
	Quarter Ended					Quarter	Nine Months Ended		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2011 - 2010	September 30,	September 30,	2011 - 2010
ALLOWANCE FOR LOAN LOSSES (1)	2011	2011	2011	2010	2010	% Change	2011	2010	% Change
Non-acquired Loans:
Balance at beginning of period	$48,180	$48,164	$47,512	$46,657	$46,167	4.4%	$47,512	$37,488	26.7%
Loans charged off	(7,426)	(4,574)	(9,200)	(10,106)	(10,311)	-28.0%	(21,200)	(35,319)	-40.0%
Overdrafts charged off	(432)	(196)	(122)	(316)	(541)	-20.1%	(750)	(1,076)	-30.3%
Loan recoveries	569	454	456	507	851	-33.1%	1,479	1,551	-4.6%
Overdraft recoveries	112	103	169	103	163	-31.3%	384	398	-3.5%
Net charge-offs	(7,177)	(4,213)	(8,697)	(9,812)	(9,838)	-27.0%	(20,087)	(34,446)	-41.7%
Provision for loan losses on non-acquired loans	8,107	4,229	9,349	10,667	10,328	-21.5%	21,685	43,615	-50.3%
Balance at end of period, non-acquired loans	49,110	48,180	48,164	47,512	46,657	5.3%	49,110	46,657	5.3%
Acquired Loans:
Balance at beginning of period	13,695	25,833	—	—	—		—	—
Loans charged off	(5,897)	(11,850)	—	—	—		(17,747)	—
Loan recoveries	—	—	—	—	—		—	—
Net charge-offs	(5,897)	(11,850)	—	—	—		(17,747)	—
Provision for loan losses on acquired loans:
Provision for loan losses before benefit attributable to FDIC loss share agreements	4,325	(288)	25,833	—	—		29,870	—
Benefit attributable to FDIC loss share agreements	(4,109)	274	(24,541)	—	—		(28,376)	—
Net provision for loan losses on acquired loans	216	(14)	1,292	—	—		1,494	—
Provision for loan losses recorded through the FDIC loss share receivable	4,109	(274)	24,541	—	—		28,376	—
Balance at end of period, acquired loans	12,123	13,695	25,833	—	—		12,123	—
Balance at end of period, total allowance for loan losses	$61,233	$61,875	$73,997	$47,512	$46,657	31.2%	$61,233	$46,657	31.2%

Total provision for loan losses charged to operations	$8,323	$4,215	$10,641	$10,667	$10,328		$23,179	$43,615
Allowance for loan losses as a percentage of total loans (1) (6)	2.00%	2.00%	2.05%	2.07%	2.07%		2.00%	2.07%
Allowance for loan losses as a percentage of total loans, including acquired (1)	2.13%	2.23%	2.68%	—	—		2.13%	—
Allowance for loan losses as a percentage of nonperforming loans (6)	66.95%	70.05%	68.44%	68.71%	65.94%		66.95%	65.94%
Net charge-offs as a percentage of average loans (annualized) (1) (6)	1.16%	0.71%	1.53%	1.71%	1.74%		1.13%	2.09%

						Third
						Quarter
	September 30,	June 30,	March 31,	December 31,	September 30,	2011 - 2010
LOAN PORTFOLIO (ENDING balance) (1)	2011	2011	2011	2010	2010	% Change
Acquired loans	$418,045	$367,491	$417,796	$321,038	$369,272	13.2%
Non-acquired loans:
Commercial non-owner occupied real estate:
Construction and land development	316,072	338,288	370,442	391,987	402,256	-21.4%
Commercial non-owner occupied	304,616	306,698	332,773	320,203	322,050	-5.4%
Total commercial non-owner occupied real estate	620,688	644,986	703,215	712,190	724,306	-14.3%
Consumer real estate:
Consumer owner occupied	394,205	367,910	339,948	325,470	314,933	25.2%
Home equity loans	264,588	263,667	263,331	263,961	256,934	3.0%
Total consumer real estate	658,793	631,577	603,279	589,431	571,867	15.2%
Commercial owner occupied real estate	719,791	669,224	606,795	578,587	547,151	31.6%
Commercial and industrial	216,573	215,901	206,348	202,987	203,903	6.2%
Other income producing property	142,325	133,152	131,909	124,431	127,868	11.3%
Consumer non real estate	84,972	80,072	73,464	67,768	61,669	37.8%
Other	18,471	30,701	23,299	20,806	21,589	-14.4%
Total non-acquired loans	2,461,613	2,405,613	2,348,309	2,296,200	2,258,353	9.0%
Total loans (net of unearned income) (1)	$2,879,658	$2,773,104	$2,766,105	$2,617,238	$2,627,625	9.6%

Loans held for sale	$45,870	$17,956	$10,755	$42,704	$49,586	-7.5%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
SELECTED RATIOS	2011	2011	2011	2010	2010	2011	2010

Return on average assets (annualized)	1.04%	0.50%	0.27%	0.06%	0.19%	0.61%	1.90%

Return on average equity (annualized)	10.76%	5.35%	2.94%	0.66%	2.11%	6.49%	20.41%

Return on average tangible equity (annualized)	13.83%	7.16%	4.15%	1.40%	3.15%	8.59%	26.43%

Net interest margin (tax equivalent)	4.93%	4.67%	4.18%	4.07%	3.98%	4.60%	3.97%

Efficiency ratio (tax equivalent) (7)	59.97%	74.33%	70.17%	74.77%	68.50%	67.41%	41.37%

Book value per common share	$27.26	$26.53	$26.22	$25.79	$26.23

Tangible book value per common share	$21.91	$21.18	$20.82	$20.12	$20.51

Common shares issued and outstanding	14,004,372	13,987,686	13,958,824	12,793,823	12,779,463

Equity-to-assets	9.70%	9.66%	9.24%	9.18%	9.28%

Tangible equity-to-tangible assets	7.95%	7.87%	7.48%	7.31%	7.41%

Tier 1 leverage (9)	9.04%	8.82%	9.04%	8.48%	8.50%

Tier 1 risk-based capital (9)	13.92%	13.89%	13.96%	13.34%	13.36%

Total risk-based capital (9)	15.19%	15.15%	15.23%	14.60%	15.27%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	September 30, 2011			September 30, 2010
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$122,682	$161	0.52%	165,042	$247	0.59%
Investment securities (taxable)	276,911	2,023	2.90%	252,677	2,526	3.97%
Investment securities (tax-exempt)	27,731	211	3.02%	29,945	243	3.22%
Loans held for sale	21,331	178	3.31%	33,422	373	4.43%
Acquired loans	411,964	12,156	11.71%	405,315	5,215	5.10%
Non-acquired loans (1)	2,444,186	30,578	4.96%	2,241,376	30,645	5.42%
Total interest-earning assets	3,304,805	45,307	5.44%	3,127,777	39,249	4.98%

Noninterest-Earning Assets:
Cash and due from banks	73,967			56,767
Other assets	615,909			517,313
Allowance for loan losses	(59,254)			(46,059)
Total noninterest-earning assets	630,622			528,021
Total Assets	$3,935,427			$3,655,798

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,333,954	$1,388	0.41%	$1,094,092	$2,266	0.82%
Savings deposits	260,592	205	0.31%	196,901	216	0.44%
Certificates and other time deposits	1,045,591	2,365	0.90%	1,254,613	4,892	1.55%
Federal funds purchased and repurchase agreements	195,777	118	0.24%	204,333	153	0.30%
Other borrowings	47,272	551	4.62%	62,308	711	4.53%
Total interest-bearing liabilities	2,883,186	4,627	0.64%	2,812,247	8,238	1.16%

Noninterest-Bearing Liabilities:
Demand deposits	636,883			473,807
Other liabilities	34,425			33,729
Total noninterest-bearing liabilities (“Non-IBL”)	671,308			507,536
Shareholders’ equity	380,933			336,015
Total Non-IBL and shareholders’ equity	1,052,241			843,551
Total liabilities and shareholders’ equity	$3,935,427			$3,655,798

Net interest income and margin (NON-TAX EQUIV.)		$40,680	4.88%		$31,011	3.93%
Net interest margin (TAX EQUIVALENT)			4.93%			3.98%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 30, 2011			September 30, 2010
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$229,572	$875	0.51%	$194,177	$713	0.49%
Investment securities (taxable)	234,476	5,621	3.21%	259,618	7,780	4.01%
Investment securities (tax-exempt)	28,982	662	3.05%	30,399	672	2.96%
Loans held for sale	18,003	472	3.51%	21,027	692	4.40%
Acquired loans	387,797	30,038	10.36%	378,773	14,391	5.08%
Non-acquired loans (1)	2,374,381	90,225	5.08%	2,208,533	91,317	5.53%
Total interest-earning assets	3,273,211	127,893	5.22%	3,092,527	115,565	5.00%

Noninterest-Earning Assets:
Cash and due from banks	80,399			63,354
Other assets	594,311			490,273
Allowance for loan losses	(58,186)			(41,869)
Total noninterest-earning assets	616,524			511,758
Total Assets	$3,889,735			$3,604,285

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,298,152	$5,228	0.54%	$1,004,872	$5,906	0.79%
Savings deposits	250,098	718	0.38%	193,313	641	0.44%
Certificates and other time deposits	1,089,044	8,283	1.02%	1,270,344	14,960	1.57%
Federal funds purchased and repurchase agreements	215,379	419	0.26%	221,149	490	0.30%
Other borrowings	47,396	1,600	4.51%	90,265	2,766	4.10%
Total interest-bearing liabilities	2,900,069	16,248	0.75%	2,779,943	24,763	1.19%

Noninterest-Bearing Liabilities:
Demand deposits	595,798			455,984
Other liabilities	28,069			32,108
Total noninterest-bearing liabilities (“Non-IBL”)	623,867			488,092
Shareholders’ equity	365,799			336,250
Total Non-IBL and shareholders’ equity	989,666			824,342
Total liabilities and shareholders’ equity	$3,889,735			$3,604,285

Net interest income and margin (NON-TAX EQUIV.)		$111,645	4.56%		$90,802	3.93%
Net interest margin (TAX EQUIVALENT)			4.60%			3.97%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Third
	Three Months Ended					Quarter	Nine Months Ended		YTD
	September 30,	June 30,	March 31,	December 31,	September 30,	2011 - 2010	September 30,		2011 - 2010
NONINTEREST INCOME & EXPENSE	2011	2011	2011	2010	2010	% Change	2011	2010	% Change
Noninterest income:
Gain on acquisition	$11,001	$—	$5,528	$—	$—		16,529	98,081
Service charges on deposit accounts	6,050	5,615	5,030	5,554	5,683	6.5%	16,695	15,788	5.7%
Mortgage banking income	2,341	1,125	863	2,519	1,934	21.0%	4,329	4,031	7.4%
Bankcard services income	2,980	3,045	2,659	2,443	2,397	24.3%	8,684	6,617	31.2%
Trust and investment services income	1,453	1,525	1,249	1,081	1,199	21.2%	4,227	3,170	33.3%
Securities gains (losses), net (8)	(100)	10	323	262	(479)	79.1%	233	(6,740)	-103.5%
Accretion on FDIC indemnification asset	(3,515)	(3,133)	(401)	977	530	763.2%	(7,049)	1,466	-580.8%
Other	581	605	622	420	566	2.7%	1,808	2,065	-12.4%
Total noninterest income	$20,791	$8,792	$15,873	$13,256	$11,830	75.7%	$45,456	$124,478	-63.5%

Noninterest expense:
Salaries and employee benefits	$17,345	$18,016	$16,646	$16,505	$15,274	13.6%	$52,007	$44,289	17.4%
Federal Home Loan Bank advances prepayment fee	—	—	—	—	—		—	3,189
Net occupancy expense	2,443	2,346	2,576	2,218	2,046	19.4%	7,365	6,326	16.4%
Furniture and equipment expense	2,127	2,181	1,957	1,993	1,963	8.4%	6,265	5,537	13.1%
Information services expense	2,851	2,503	2,341	2,459	2,157	32.2%	7,695	6,684	15.1%
FDIC assessment and other regulatory charges	859	1,255	1,479	1,379	1,354	-36.6%	3,593	3,904	-8.0%
OREO expense and loan related	4,118	2,777	2,533	2,888	1,861	121.3%	9,428	2,416	290.2%
Advertising and marketing	824	289	909	1,389	614	34.2%	2,022	2,229	-9.3%
Business development and staff related	771	873	805	740	916	-15.8%	2,449	2,518	-2.7%
Professional fees	377	501	433	378	495	-23.8%	1,311	1,668	-21.4%
Amortization of intangibles	517	505	446	432	432	19.7%	1,468	1,212	21.1%
Merger-related expense	1,587	598	609	66	566		2,794	5,438
Other	3,339	3,204	3,490	3,299	2,254	48.2%	10,033	6,086	64.9%
Total noninterest expense	$37,158	$35,048	$34,224	$33,746	$29,932	24.1%	$106,430	$91,496	16.3%

	Quarter Ended						Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,		September 30,	September 30,
RECONCILIATION OF NON-GAAP TO GAAP	2011	2011	2011	2010	2010		2011	2010

Pre-tax, Pre-provision Operating Earnings (non-GAAP) (12)
Net income (GAAP)	$10,332	$4,918	$2,516	$559	$1,787	478.2%	$17,766	$51,323	-65.4%
Provision for loan losses (1)	8,323	4,215	10,641	10,667	10,328	-19.4%	23,179	43,615	-46.9%
Provision for income taxes	5,658	2,612	1,338	99	794	612.6%	9,608	28,846	-66.7%
Pre-tax, pre-provision net income	24,313	11,745	14,495	11,325	12,909	88.3%	50,553	123,784	-59.2%
Gains on acquisitions	(11,001)	—	(5,528)	—	—		(16,529)	(98,081)
Other-than-temporary impairment (OTTI)	—	—	—	—	479		—	6,740
Merger-related expense	1,587	598	609	66	566		2,794	5,438
Termination of group insurance	—	—	—	1,052	—		—	—
FHLB advances prepayment penalty	—	—	—	—	—		—	3,189
Pre-tax, pre-provision operating earnings (non-GAAP)	$14,899	$12,343	$9,576	$12,443	$13,954	6.8%	$36,818	$41,070	-10.4%

Return on Average Tangible Equity (10)
Return on average tangible equity (non-GAAP)	13.83%	7.16%	4.15%	1.40%	3.15%		8.59%	26.43%
Effect to adjust for tangible assets	-3.07%	-1.81%	-1.21%	-0.74%	-1.04%		-2.10%	-6.02%
Return on average equity (GAAP)	10.76%	5.35%	2.94%	0.66%	2.11%		6.49%	20.41%

Tangible Book Value Per Common Share (10)
Tangible book value per common share (non-GAAP)	$21.91	$21.18	$20.82	$20.12	$20.51
Effect to adjust for tangible assets	5.35	5.35	5.40	5.67	5.72
Book value per common share (GAAP)	$27.26	$26.53	$26.22	$25.79	$26.23

Tangible Equity-to-Tangible Assets (10)
Tangible equity-to-tangible assets (non-GAAP)	7.95%	7.87%	7.48%	7.31%	7.41%
Effect to adjust for tangible assets	1.75%	1.79%	1.76%	1.87%	1.87%
Equity-to-assets (GAAP)	9.70%	9.66%	9.24%	9.18%	9.28%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) The Company pays cash dividends on common shares out of earnings generated in the preceding quarter; therefore, the dividend payout ratio is calculated by dividing total dividends paid during the third quarter of 2011 by the total net income reported in the second quarter of 2011.

(3) Operating earnings is a non-GAAP measure and excludes the effect of the gain on acquisition, OTTI, merger-related expense, and the termination fee for the former group insurance plan.  Management believes that non-GAAP operating earnings provides additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings (non-GAAP) excludes the following from net income (GAAP) on an after-tax basis:  (a) pre-tax gains on acquisitions of $11.0 and $5.5 million for the quarters ended September 30, 2011 and March 31, 2011, respectively; (b) pre-tax OTTI of $30,000 and $479,000 for the quarters ended December 31, 2010 and September 30, 2010, respectively; (c) pre-tax merger-related expense of $1.6 million, $598,000, $609,000, $66,000, and $566,000 for the quarter ended September 30, 2011, June 30, 2011, March 31, 2011, December 31, 2010, and September 30, 2010, respectively;  and (d) group insurance termination fee of $1.1 million for the quarter ended December 31, 2010.

(4) Repossessed assets includes OREO and other nonperforming assets.

(5) Calculated by dividing total non-acquired NPAs by total assets.

(6) Allowance for loan loss data excludes acquired loans.

(7) The efficiency ratio (tax equivalent) would be 69.81% for September 30, 2011 if adjusted by subtracting the $11.0 million gain on acquisition from noninterest income and subtracting merger-related expense of $1.6 million from noninterest expense. The efficiency ratio (tax equivalent) would be 73.06% for June 30, 2011 if adjusted by subtracting merger-related expense of $598,000 from non-interest expense.  The efficiency ratio (tax equivalent) would be 77.73% for March 31, 2011 if adjusted by subtracting the $5.5 million gain on acquisition from noninterest income and subtracting merger-related expense of $609,000 from noninterest expense.  The efficiency ratio (tax equivalent) would be 72.29% for December 31, 2010 if adjusted by subtracting $66,000 of merger-related expenses and the $1.1 million group termination fee from non-interest expense.  The efficiency ratio (tax equivalent) would be 67.21% for September 30, 2010 if adjusted by subtracting $566,000 of merger-related expenses from non-interest expense.

(8) If an other-than-temporary impairment charge was recorded during the quarter, the amount would be reflected in the “securities gains (losses), net” line item.

(9) September 30, 2011 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.

(10) The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible return on equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by  industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(11) Classified asset data excludes acquired assets.

(12) Pre-tax, pre-provision operating earnings is a non-GAAP measure and excludes the effect of the provision for loan losses, the provision for income taxes, the gains on acquisitions, OTTI, merger-related expense, and the termination fee for the former group insurance plan.  Management believes that non-GAAP pre-tax, pre-provision operating earnings provides additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.